Exhibit 99.1

FOR IMMEDIATE RELEASE

U. S. GOV’T AWARDS RETRACTABLE TECHNOLOGIES SAFETY SYRINGE CONTRACT FOR AFRICA UNDER GLOBAL HIV/AIDS INITIATIVE

LITTLE ELM, TEXAS, August 19, 2004-Retractable Technologies, Inc. (AMEX: RVP) announced today that it has been awarded a U.S. government contract to supply VanishPoint® safety syringes to five African countries under the Bush Administration’s Global HIV/AIDS initiative (President’s Emergency Plan). Under the contract, which is the first awarded for safety syringes under this program, Retractable will immediately supply VanishPoint® syringes to Botswana, Cote D’Ivoire, Ethiopia, Kenya, and Nigeria.

Retractable is the sole U.S. syringe manufacturer to receive a contract under the President’s Emergency Plan, which was launched by President Bush last year as a rapid intervention strategy to prevent seven million new HIV infections in fourteen AIDS ravaged countries in Africa and the Caribbean. Countries covered by the program were given the opportunity to evaluate and indicate the syringes they preferred from among all those available worldwide. International health organizations have long recognized that the reuse of syringes in these countries plays a significant part in the HIV pandemic. VanishPoint® automated retraction safety devices not only prevent reuse but also virtually eliminate accidental needlestick injuries and minimize hazardous medical waste, a major problem in developing countries.

The Honorable Charity Kaluki Ngilu, M.P., Kenya’s Minister of Health, said: “Kenya recognizes the importance of good syringe technology and is delighted to finally bring VanishPoint state-of-the-art technology to Kenya under the President’s Emergency Plan. The selection of these devices is important to Kenya because they prevent our nurses and other medical personnel from being exposed to dangerous contaminated needles.” She added: “When I first saw the VanishPoint syringe demonstrated at the International Conference on AIDS in Nairobi last September, I knew this technology could become a key part of an effective AIDS prevention strategy. Immediate implementation of these devices through initial funding from the U.S. will have far-reaching effects in the fight against AIDS in Kenya.”

“We are deeply gratified for the opportunity to help protect African patients and healthcare workers from potentially contaminated needles,” said Thomas J. Shaw, President and CEO. “We commend the U.S. administration and Congress for implementing this landmark program, and we are committed to working closely with African and Caribbean health ministries and U.S. agencies and their contractors to immediately supply these devices to help prevent transmission of HIV.” Shaw went on to say that “this contract represents a milestone in the fulfillment of the original mission of our company, which was and is to halt the spread of HIV/AIDS and other bloodborne diseases in Africa by preventing syringe reuse and needlestick injuries. This is a war on AIDS, and our employees and shareholders are proud to be playing a part in it.”

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other syringe marketers in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com